CHISHOLM, BIERWOLF, NILSON & MORRILL, LLC
Certified Public Accountants
Phone (801) 292-8756 • Fax (801) 292-8809 • www.cbnmcpa.com

Todd D. Chisholm
Nephi J. Bierwolf
Troy F. Nilson
Douglas W. Morrill

April 1, 2011

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K dated March 31, 2011 of Secure Netwerks, Inc. and are in agreement with the statements contained therein as they pertain to our firm.

Sincerely,

Chisholm, Bierwolf, Nilson & Morrill

Chisholm, Bierwolf, Nilson & Morrill

PCAOB Registered, Members of AICPA, CPCAF and UACPA

533 West 2600 South, Suite 25 • Bountiful, Utah 84010

12 South Main, Suite 208, Layton, Utah 84041